CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated December 18, 2012, on the financial statements of Perritt Funds, Inc., comprising the Perritt MicroCap Opportunities Fund (the successor fund to the former Perritt MicroCap Opportunities Fund, formerly a series of Perritt MicroCap Opporunities Fund, Inc., on which our report and the financial information referenced herein is based) and Perritt Ultra MicroCap Fund as of October 31, 2012, and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Perritt Funds, Inc.’s Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
February 26, 2013